Exhibit 99.1

MedQuest, Inc. Announces Record Revenues For The Year Ended December 31, 2003

Alpharetta, Georgia, February 25, 2004 - MedQuest, Inc., a leading operator of independent, fixed-site, outpatient diagnostic imaging centers, today announced record revenues for the year ended December 31, 2003.

Based upon preliminary results, revenues for the year ended December 31, 2003 increased to a record $243.1 million, representing an increase of 19.5%, as compared to revenues of $203.4 million for the year ended December 31, 2002.  Revenues increased to $63.9 million for the fourth quarter of 2003, representing an increase of 17.7%, as compared to revenues of $54.3 million for the fourth quarter of 2002.  The increase was the result of growth in the number of scans performed at existing centers and an increase in the number of centers from 77 at December 31, 2002 to 85 at December 31, 2003.

In addition, net income before interest expense, income taxes, depreciation and amortization (“EBITDA”) increased to $16.0 million for the fourth quarter of 2003, representing an increase of 20.3% as compared to EBITDA of $13.3 million for the fourth quarter of 2002.  For the year ended December 31, 2003, EBITDA increased to $61.5 million, representing an increase of 17.1%, as compared to EBITDA of $52.5 million for the year ended December 31, 2002.

“We are very pleased with our revenue and EBITDA growth for both the quarter and year and believe that this growth continues to highlight the results of our commitment to controlled strategic growth and the benefits of our differentiated business model,” said Gene Venesky, Chairman and Chief Executive Officer of MedQuest, Inc.

Income from operations increased to $8.6 million for the fourth quarter of 2003, as compared to income from operations of $6.3 million for the fourth quarter of 2002.  Income from operations was $33.2 million for the year ended December 31, 2003, as compared to $28.6 million for the year ended December 31, 2002.

Capital expenditures were $11.4 million for the fourth quarter of 2003 as compared to $17.0 million for the fourth quarter of 2002.  Capital expenditures were $33.4 million for the year ended December 31, 2003, as compared to $52.8 million for the year ended December 31 2002.  Cash provided by operating activities was $30.7 million for the year ended December 31 2003, as compared to $16.2 million for the year ended December 31 2002, which included a prepayment penalty of $10.6 million related to the leveraged recapitalization completed in August 2002.  At December 31, 2003, the Company’s total debt to last twelve months EBITDA was 4.1x.

MedQuest, Inc. will conduct a conference call to discuss information included in this news release and related matters at 2 p.m. EST on Thursday, February 26, 2004.  The conference call can be accessed at (800) 901-5217 (domestic) or (617) 786-2964 (international). Interested parties should call at least ten (10) minutes prior to the call to register and should use participant passcode #85463341. The conference call will be broadcast live, and will be available for replay through Thursday, March 11, 2004, at www.fulldisclosure.com using the symbol QEST.

ABOUT MEDQUEST, INC. - MedQuest, Inc. is a leading operator of independent, fixed-site, outpatient diagnostic imaging centers in the United States. These centers provide high quality diagnostic imaging services using a variety of technologies, including magnetic resonance imaging (MRI), computed tomography (CT), nuclear medicine, general radiology, ultrasound, and mammography.  MedQuest, Inc. operates a network of eighty-five centers in thirteen states located primarily throughout the southeastern and southwestern United States.

This press release contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, without limitation, statements regarding our future growth and profitability, growth strategy and trends in the industry in which we operate. These forward-looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions. We can give no assurance that such forward-looking statements will prove to be correct.  Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are general economic and business conditions, the effect of healthcare industry trends on third-party reimbursement rates and demand for our services, limitations and delays in reimbursement by third-party payors, changes in governmental regulations that affect our ability to do business, actions of our competitors, introduction of new technologies, risks associated with our acquisition strategy and integration costs, and the additional factors and risks contained in our Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 declared effective on April 23, 2003.

Condensed Consolidated Statements of Operations (in thousands)

	Three months ended December 31,		Year ended December 31,
	2003	2002	2003	2002
	(unaudited)		(unaudited)

Net revenues from services	$63,893	$54,291	$243,056	$203,411
Costs and expenses
Operating expenses	27,412	24,584	105,111	89,358
Marketing, general and administrative expense	20,436	16,441	76,467	61,474
Depreciation and amortization	7,401	6,977	28,323	23,950
Income from operations	8,644	6,289	33,155	28,629
Interest expense, net	6,323	6,083	24,365	26,619
Income before provision for income taxes	2,321	206	8,790	2,010
Provision for income taxes	2,039	82	2,782	788
Minority interest	22	—	22	40
Net income	$260	$124	$5,986	$1,182

EBITDAReconciliation (in thousands)

The following table reconciles the difference between net income, as determined under United States of America generally accepted accounting principles, and EBITDA:

	Three months ended December 31,		Year ended December 31
	2003	2002	2003	2002
	(unaudited)		(unaudited)

Net income	$260	$124	$5,986	$1,182
Interest expense, net	6,323	6,083	24,365	26,619
Provision for income taxes	2,039	82	2,782	788
Depreciation and amortization	7,401	6,977	28,323	23,950

EBITDA	$16,023	$13,266	$61,456	$52,539

Condensed Consolidated Balance Sheets (in thousands)

	December 31,
	2003	2002
	(unaudited)

Assets
Cash and cash equivalents	$6,731	$3,230
Patient receivables, net of allowances	61,490	46,157
Other current assets	6,108	7,993
Total current assets	74,329	57,380
Property and equipment, net	83,575	83,655
Other assets	66,394	57,391
Total assets	$224,298	$198,426

Liabilities and stockholders’ deficit
Other current liabilities	$26,911	$21,451
Current maturities of long-term debt and capital leases	2,184	922
Total current liabilities	29,095	22,373
Long-term debt and capital leases	247,483	237,942
Other	9,954	6,331
Total liabilities and minority interest	286,532	$266,646
Redeemable preferred stock	50,000	50,000
Total stockholders’ deficit	(112,234)	(118,220)
Total liabilities and stockholders’ deficit	$224,298	$198,426

This press release contains financial information that is not prepared in accordance with generally accepted accounting principles (“GAAP”).  Investors are cautioned that the non-GAAP financial measures are not to be construed as an alternative to GAAP.  The Company’s management uses EBITDA, defined as earnings before interest, income taxes, depreciation and amortization, in its internal analysis of net income and monitors it to ensure compliance with certain covenants under the Company’s senior credit facility, as amended, and indenture.  Management believes that EBITDA provides useful information to investors for meaningful comparison to prior periods and analysis of the critical components of results of operations.  Management also believes that EBITDA is a valuable financial measure to investors because it allows them to monitor the Company’s compliance with certain covenants under its senior credit facility, as amended, and indenture.

Contact:	Thomas C. Gentry
Chief Financial Officer
4300 North Point Parkway
Alpharetta, Georgia 30022
(770) 300-0101